Exhibit 10.7
Second Amendment to Restated Employment Agreement
     This Second Amendment to Restated Employment Agreement is made effective on the 2nd day of August 2010, between Coeur d’Alene Mines Corporation (“Company”) and Kelli C. Kast (“Employee”).
     Whereas, the parties executed an Employment Agreement dated June 1, 2005 (the “Employment Agreement”), and
     Whereas the Employment Agreement was further amended and then subsequently restated effective December 31, 2008 (“Restated Employment Agreement”), and
     Whereas the Restated Employment Agreement was further amended effective July 31, 2009 whereby the term of the Restated Employment Agreement was extended through July 31, 2011, and
     Whereas the parties desire to further extend the term of the Restated Employment Agreement and update employment and compensation as contemplated by the Restated Employment Agreement and as set forth below;
NOW THEREFORE, in consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:
1. Employment. The Restated Employment Agreement shall be amended in Section 1 to read that the Company agrees to, and hereby does, employ Employee as Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary.
2. Term Of Employment. The Restated Employment Agreement shall be amended in Section 2 to read that the term of employment shall be extended to the 31st day of December 2011, unless sooner terminated as provided in the Restated Employment Agreement. It is further agreed that the Restated Employment Agreement may be further considered for additional extension. It is understood, however, that termination can occur in accordance with the provisions of paragraph 7 of the Restated Employment Agreement, notwithstanding anything to the contrary in this Second Amendment to the Restated Employment Agreement.
3. Compensation. The Restated Employment Agreement shall be amended in Section 3 (a) to read that the Employee shall receive a base salary of $289,000 annually. The Restated Employment

Agreement shall be amended in Section 3 (c) to read that the Employee shall have an opportunity to earn a bonus during each calendar year targeted to be 50% of Employee’s then current annual salary, which, at the date of this Agreement, is the potential sum of $144,500 and a maximum of $289,000 (AIP). In addition, Employee shall be eligible to earn an award under the Company’s long-term incentive plan with a target level of 190% or a potential $549,100 (LTIP). Such bonuses are at the discretion of the board of directors.
4. Residency and Work Location. Employee resides in the State of Colorado and works primarily from her home office on a telecommuting basis. As such, employee shall be available by remote access at all times, and as required to execute her employment duties. Employee shall, however, commute to the corporate offices in Coeur d’Alene on a bi-weekly basis, for a minimum of three days, or to such other locations as may be necessary to carry out her employment responsibilities. The Company shall pay the transportation costs of Employees’ airline travel to commute on this basis, with other commuting expenses the responsibility of the Employee.
IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Restated Employment Agreement as of the day and year first written above.
Coeur d’Alene Mines Corporation

By	/s/ Dennis E. Wheeler
Dennis E. Wheeler, President and CEO

/s/ Kelli C. Kast
Employee